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                              DORSEY & WHITNEY, LLP
                             Pillsbury Center South
                             220 South Sixth Street
                            Minneapolis, MN 5540-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-8738


                                                                     EXHIBIT 5.1
                                                                     -----------



Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

Conseco Finance Securitizations Corp.
300 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

         Re:      Registration Statement on Form S-3
                  Conseco Finance Home Equity Loan Trust 2000-B
                  File No. 333-85119 and 333-85119-01

Ladies and Gentlemen:

         We have acted as counsel to Conseco Finance Corp., a Delaware corporation (the "Company") and Conseco Finance Securitizations Corp., a Minnesota corporation (the "Seller") in connection with the registration under the Securities Act of 1933, as amended, of $5,000,000,000 of Asset-Backed Securities (the "Securities") to be issued by Certificates for Home Improvement and Home Equity Loans from time to time, the related preparation and filing of the Registration Statements on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") (File Nos. 333-85119 and 333-85119-
01) (together, the "Registration Statement"), and the preparation of a Prospectus Supplement dated March 1, 2000, and the related Prospectus dated March 1, 2000 (together, the "Prospectus") relating to the offer and sale by the Company of $985,000,000 (approximate) aggregate principal amount of Loan-Backed Certificates (the "Certificates") to be issued by Conseco Finance Home Loan Trust 2000-B (the "Trust"). The corpus of the Trust will consist of the Loans, the related Collateral Security and certain other property. The Trust was established pursuant to a Pooling and Servicing

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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
March 27, 2000
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Agreement dated as of March 1, 2000, among the Company, as Originator, Servicer and Guarantor, and U.S. Bank Trust National Association, as Trustee (the "PSA"). The Certificates are to be issued pursuant to the PSA. The Securities are described in the Prospectus forming part of the Registration Statement.

         The Company will provide a Limited Guaranty (the "Limited Guaranty") with respect to the BF-2 Certificates.

         We have examined the Registration Statement, the Prospectus, the PSA, and such other related documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

         1. The PSA has been duly authorized by the Board of Directors of the Company and duly executed and delivered by the Company and constitute valid and binding obligations of the Company, and the Limited Guaranty of the Company provided for in the PSA constitutes the valid and binding obligation of the Company.

         2. When the Certificates have been duly executed and delivered in accordance with the terms of the PSA, they will be legally and validly issued, and the holders of the Certificates will be entitled to the benefits of the PSA.

         3. When the Certificates have been duly executed and delivered by the Trustee, authenticated by the Trustee, and delivered and paid for pursuant to the Underwriting Agreement, the Certificates will have been duly issued and will constitute valid and binding obligations of the Trust.

         The opinions set forth above are subject to the following qualifications and exceptions:

                  (a) Our opinion in paragraphs 1 and 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
March 27, 2000
Page 3

                  (b) Our opinion in paragraphs 1 and 3 above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (c) Minnesota Statutes ss. 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

         Our opinions expressed above are limited to the laws of the State of Minnesota and the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated:  March 27, 2000

                                                    Very truly yours,

CFS

                                                    /s/ Dorsey & Whitney LLP